Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS THIRD QUARTER 2022 RESULTS

Total Revenue of $1.024 Billion
GAAP Diluted Loss per Share $0.10; Non-GAAP Diluted EPS $0.94
Cash From Operations $412 Million Year-to-Date; Free Cash Flow $363 Million Year-to-Date
Repurchased $75 Million of Shares During the Third Quarter and October
Company Provides Guidance for the Fourth Quarter of 2022
__________________________________________________________

Plano, Texas, November 2, 2022 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII) today announced results for the quarter ended September 30, 2022.

"Our third quarter results demonstrated the resilient nature of the Company, as we continued to generate considerable profits and cash flow in the face of increasingly challenging external conditions that have strained the finances and spending of our traditional customers and, thus far, limited the inflow of non-traditional customers we have seen in past cycles,” said CEO Mitch Fadel.

"In response to this environment, we are taking action to support the Company’s near-term performance by focusing on controllable factors, like underwriting, cost management, and capital allocation, while also positioning us for long-term success with investments in areas like technology and talent, such as the recent addition of Fahmi Karam as CFO," continued Mr. Fadel.

"We expect that the environment will normalize over time, and we will be ready to capitalize on opportunities and push forward with our strategic agenda. We remain confident in the Company's compelling underlying fundamentals and ability to create value for underserved consumers and our shareholders," concluded Mr. Fadel.
Third Quarter Consolidated Results
•Third quarter 2022 consolidated revenues of $1.0 billion decreased 13.3% year-over-year, primarily due to lower rental revenue in both Acima and the Rent-A-Center Business. The decrease in rental revenue was primarily attributable to Acima's smaller lease portfolio in the current year period. Merchandise sales revenue also decreased year-over-year, with most of the decrease attributable to lower Gross Merchandise Value (GMV) for Acima in the second and third quarters of 2022. Rent-A-Center Business Segment merchandise sales revenue was also down compared to the prior year period.
•GAAP operating profit for the third quarter of 2022 was $37.1 million compared to $67.1 million in the prior year period. GAAP net loss for the third quarter of 2022 was $5.8 million and included $62.0 million of costs, net of tax, relating to special items described below, compared to $21.3 million of GAAP net income and $82.5 million of costs, net of tax, relating to special items in the prior year period.
•Adjusted EBITDA in the third quarter of 2022 was $115.0 million and decreased 34.6% year-over-year primarily, due to lower revenues and higher loss rates compared to the prior year period, partially offset by lower costs in the current year period. Adjusted EBITDA margin was 11.2% in the third quarter of 2022 compared to 14.9% in the prior year period, with the decrease in margin attributable to the same factors that affected Adjusted EBITDA.

•GAAP loss per share for the third quarter of 2022 was $0.10 compared to diluted earnings per share of $0.31 in the prior year period. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the third quarter of 2022 was $0.94 compared to $1.52 in the prior year period.
•For the nine months ended September 30, 2022, the Company generated $412.1 million of cash from operations and ended the third quarter with $165.6 million of cash and cash equivalents, $1.4 billion of debt outstanding, $540 million of liquidity that included $374 million of undrawn revolving credit availability, and a net debt to Adjusted EBITDA ratio of 2.6 times.
•During the third quarter of 2022, the Company returned $50.7 million of cash to shareholders through a $0.34 per share quarterly dividend and share repurchases. In the third quarter and October, the Company repurchased 3.537 million shares at an average price per share of approximately $21.21.
Third Quarter Segment Highlights
Acima Segment: Third quarter 2022 GMV decreased 23.0% year-over-year primarily due to a decrease in lease applications compared to the prior year period that resulted from lower durable goods demand at merchant partners, which was mainly attributable to pressure on consumer discretionary income and cycling over the impact on demand from stimulus programs in 2021. A secondary factor behind the decrease in lease applications was tighter underwriting implemented during the first half of 2022 to address changes in customer payment behavior.
Third quarter revenues of $504.4 million decreased 19.1% year-over-year, on lower rental and fees revenues and lower merchandise sales revenue. The decrease in rental and fees revenues was primarily due to fewer open lease agreements during the current year period for the same reasons as described above, and increased delinquencies for the current year period resulting in lower accrued revenue. The decrease in merchandise sales revenues was primarily attributable to year-over-year decreases in GMV in the second and third quarters of 2022.
Skip/stolen losses were 9.0% of revenue in the third quarter of 2022 compared to 8.7% on an adjusted basis in the prior year period and 11.6% in the second quarter of 2022. On a GAAP basis, segment operating profit was $48.9 million with an operating profit margin of 9.7% in the third quarter of 2022, compared to $51.9 million and 8.3% in the third quarter of 2021 and $35.8 million and 6.8% in the second quarter of 2022. Adjusted EBITDA was $63.6 million with an Adjusted EBITDA margin of 12.6% in the third quarter of 2022, compared to $86.5 million and 13.9% in the third quarter of 2021 and $53.0 million and 10.0% in the second quarter of 2022. The decrease in Adjusted EBITDA from the prior year period was primarily attributable to lower revenues as a result of lower GMV over the past two quarters of 2022.
Rent-A-Center Business Segment: Third quarter 2022 revenues of $473.8 million decreased 5.4% year-over-year on a 5.3% decrease in same-store sales that was primarily attributable to lower rental and fee revenues. On a two-year stacked basis, same-store-sales were up 7.0%. The decrease in rental and fee revenues in the third quarter was primarily attributable to a lower percentage of payments collected and a lower lease portfolio value compared to the prior year period. Merchandise sales revenue also decreased year-over-year primarily due to fewer customers electing early payout options. At the end of the third quarter, the segment lease portfolio value was 1.7% lower than the prior year period. E-commerce accounted for approximately 23% of revenue in our lease-to-own stores in the third quarter, compared to approximately 21% in the prior year period.
Skip/stolen losses were 5.8% of revenue in the third quarter of 2022 compared to 3.4% in the prior year period and 4.2% in the second quarter of 2022. On a GAAP basis, segment operating profit in the quarter was $72.0 million with an operating profit margin of 15.2%, compared to $109.3 million and 21.8% in the third quarter of 2021 and $99.1 million and 20.2% in the second quarter of 2022. Adjusted EBITDA in the quarter was $77.0 million with an Adjusted EBITDA margin of 16.2%, compared to $114.6 million and 22.9% in the third quarter of 2021 and $104.1 million and 21.2% in the second quarter of 2022. The year-over-year decline in Adjusted EBITDA was primarily attributable to increased loss rates and lower revenues, both of which are attributable to pressure on customers' discretionary income. On September 30, 2022, the Rent-A-Center Business segment had 1,848 company-operated locations.

Franchising Segment: Third quarter 2022 revenues of $29.7 million decreased 27.4% year-over-year due to lower inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $5.1 million in the third quarter and increased $0.3 million year-over-year. On September 30, 2022, there were 452 franchise-operated locations.
Mexico Segment: Third quarter 2022 revenues of $16.0 million increased 1.9% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $1.0 million and $1.2 million, respectively. In the third quarter, Adjusted EBITDA decreased by $1.2 million year-over-year, primarily due to an increased loss rate compared to the prior year period. On September 30, 2022, the Mexico business had 125 company-operated locations.
Corporate Segment: Third quarter 2022 non-GAAP basis expenses decreased $3.5 million year-over-year or 7.6%, reflecting lower incentive compensation versus the prior year period. Sequentially, non-GAAP expenses decreased $4.6 million.
Key Operating Metrics
Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.
Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
SAME STORE SALES
(Unaudited)

Table 1
Period	Rent-A-Center Business	Mexico
Three Months Ended September 30, 2022	(5.3)%	0.2%
Three Months Ended June 30, 2022	(3.3)%	7.3%
Three Months Ended September 30, 2021	12.3%	15.3%
Fourth Quarter 2022 Guidance
The Company is providing the following guidance for the fourth quarter of 2022:

Table 2
Guidance	Fourth Quarter 2022
Consolidated (1)
Revenues ($'s billion)	$0.975 - $1.025
Adjusted EBITDA Excluding Stock Based Compensation (2) ($'s million)	$95.0 - $110.0
Non-GAAP Diluted Earnings Per Share (2)(3)	$0.65 - $0.85
(1) Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2) Non-GAAP financial measure. See descriptions below in this release. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. Adjusted EBITDA figures exclude stock based compensation beginning with the first quarter of 2022.
(3) Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima Acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima Acquisition. Guidance excludes the impact of future share repurchases.

Additional Commentary on the Fourth Quarter 2022 Outlook
•Fourth quarter guidance assumes no material change in the macro economic conditions that existed at the end of the third quarter of 2022
•The Company has modified its definition of Adjusted EBITDA beginning with first quarter 2022 results to exclude stock-based compensation. Therefore, fourth quarter 2022 Adjusted EBITDA guidance excludes the impact of stock-based compensation. For comparability purposes within the remainder of this press release, 2021 Adjusted EBITDA has also been adjusted to exclude the impact of stock-based compensation.
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on the morning of Thursday, November 3, 2022, at 8:30 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (registration link), where the dial-in details will be provided.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) is a leading provider of technology driven, flexible, no debt obligation leasing solutions that offer underserved consumers access to and potential ownership of high-quality durable goods that enhance their quality of life. The Company’s omnichannel model utilizes proprietary data and technology to facilitate transactions across a wide range of retail channels including its own Acima virtual lease-to-own platform, Rentacenter.com, e-commerce partner platforms, partner retail stores, and Rent-A-Center branded stores. For additional information about the Company, please visit our website Rentacenter.com or Investor.rentacenter.com.

Forward Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for the fourth quarter 2022 and future outlook, (ii) the potential effects of the pandemic of the respiratory disease caused by a novel coronavirus ("COVID-19") and ongoing challenging macro-economic conditions on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, and (vi) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, including (i) the possibility that the anticipated benefits from the Acima Holdings acquisition may not be fully realized or may take longer to realize than expected, (ii) the possibility that costs, difficulties or disruptions related to the integration of Acima Holdings operations into the Company's other operations will be greater than expected, (iii) the Company's ability to (A) effectively adjust to changes in the composition of the Company's offerings and product mix as a result of acquiring Acima Holdings and continue to maintain the quality of existing offerings and (B) successfully introduce other new product or service offerings on a timely and cost-effective basis, and (iv) changes in the Company's future cash requirements as a result of the Acima Holdings acquisition, whether caused by unanticipated increases in capital expenditures or working capital needs, unanticipated liabilities or otherwise; (2) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (3) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (4) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and to other consumers, impacts from the high levels of inflation, central bank monetary policy initiatives to address inflation concerns and a possible recession; (5) factors affecting the disposable income available to the Company's current and potential customers; (6) changes in the unemployment rate; (7) capital market conditions, including availability of funding sources for the Company; (8) changes in the Company's credit ratings; (9) difficulties encountered in improving the financial and operational performance of the Company's business segments; (10) risks associated with pricing changes and strategies being deployed in the Company's businesses; (11) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (12) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) disruptions in the Company's supply chain; (23) limitations of, or disruptions in, the Company's distribution network; (24) rapid inflation or deflation in the prices of the Company's products and other related costs; (25) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (26) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (27) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other Fintech companies and other competitors, including subprime lenders; (28) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (29) consumer preferences and perceptions of the Company's brands; (30) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (31) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (32) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (33) the Company's compliance with applicable statutes or regulations governing its businesses; (34) changes in interest rates; (35) changes in tariff policies; (36) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (37) information technology and data security costs; (38) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (39) changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; (40) changes in the Company's effective tax rate; (41) fluctuations in foreign currency exchange rates; (42) the Company's ability to maintain an effective system of internal controls, including in connection with the integration of Acima; (43) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (44) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2021, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

Table 3	Three Months Ended September 30,
(In thousands, except per share data)	2022	2021
Revenues
Store
Rentals and fees	$829,459	$930,849
Merchandise sales	147,616	192,016
Installment sales	16,718	17,028
Other	1,340	1,082
Total store revenues	995,133	1,140,975
Franchise
Merchandise sales	22,823	33,671
Royalty income and fees	6,001	6,622
Total revenues	1,023,957	1,181,268
Cost of revenues
Store
Cost of rentals and fees	310,079	344,623
Cost of merchandise sold	179,477	228,024
Cost of installment sales	6,032	6,291
Total cost of store revenues	495,588	578,938
Franchise cost of merchandise sold	22,834	33,570
Total cost of revenues	518,422	612,508
Gross profit	505,535	568,760
Operating expenses
Store expenses
Labor	156,192	163,945
Other store expenses	197,847	189,553
General and administrative expenses	40,002	45,958
Depreciation and amortization	12,798	13,835
Other charges	61,619	88,323
Total operating expenses	468,458	501,614
Operating profit	37,077	67,146
Debt refinancing charges	—	6,839
Interest expense	22,960	19,742
Interest income	(216)	(30)
Earnings before income taxes	14,333	40,595
Income tax expense	20,111	19,328
Net (loss) earnings	$(5,778)	$21,267
Basic weighted average shares	55,380	58,267
Basic earnings per common share	$(0.10)	$0.36
Diluted weighted average shares	55,380	68,194
Diluted earnings per common share	$(0.10)	$0.31

Rent-A-Center, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	September 30,
(In thousands)	2022	2021
Cash and cash equivalents	$165,627	$158,830
Receivables, net	113,230	131,930
Prepaid expenses and other assets	71,276	51,480
Rental merchandise, net
On rent	943,878	1,121,038
Held for rent	128,708	147,755
Operating lease right-of-use assets	306,948	298,263
Goodwill	289,750	332,210
Total assets	2,768,596	3,053,670

Operating lease liabilities	$310,099	$300,410
Senior debt, net	931,973	846,060
Senior notes, net	437,461	435,497
Total liabilities	2,220,433	2,199,591
Stockholders' equity	548,163	854,079

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended September 30,
(In thousands)	2022	2021
Revenues
Rent-A-Center Business	$473,755	$500,986
Acima	504,448	623,445
Mexico	16,041	15,917
Franchising	29,713	40,920
Total revenues	$1,023,957	$1,181,268

Table 6	Three Months Ended September 30,
(In thousands)	2022	2021
Gross profit
Rent-A-Center Business	$334,892	$356,590
Acima	152,434	193,527
Mexico	11,330	11,293
Franchising	6,879	7,350
Total gross profit	$505,535	$568,760

Table 7	Three Months Ended September 30,
(In thousands)	2022	2021
Operating profit
Rent-A-Center Business	$71,999	$109,272
Acima	48,885	51,884
Mexico	996	2,285
Franchising	5,077	4,816
Total segments	126,957	168,257
Corporate	(89,880)	(101,111)
Total operating profit	$37,077	$67,146

Table 8	Three Months Ended September 30,
(In thousands)	2022	2021
Depreciation and amortization
Rent-A-Center Business	$4,629	$4,792
Acima	439	570
Mexico	182	130
Franchising	35	24
Total segments	5,285	5,516
Corporate	7,513	8,319
Total depreciation and amortization	$12,798	$13,835

Table 9	Three Months Ended September 30,
(In thousands)	2022	2021
Capital expenditures
Rent-A-Center Business	$10,714	$6,637
Acima	16	276
Mexico	696	478
Franchising	166	—
Total segments	11,592	7,391
Corporate	6,949	13,084
Total capital expenditures	$18,541	$20,475

Table 10	On lease at September 30,		Held for lease at September 30,
(In thousands)	2022	2021	2022	2021
Lease merchandise, net
Rent-A-Center Business	$444,174	$442,578	$118,329	$139,441
Acima	480,317	659,534	417	858
Mexico	19,387	18,926	9,962	7,456
Total lease merchandise, net	$943,878	$1,121,038	$128,708	$147,755

Table 11	September 30,
(In thousands)	2022	2021
Assets
Rent-A-Center Business	$1,022,173	$1,006,779
Acima	1,195,982	1,525,741
Mexico	46,561	39,288
Franchising	19,346	16,151
Total segments	2,284,062	2,587,959
Corporate	484,534	465,711
Total assets	$2,768,596	$3,053,670

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net loss, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis and (3) Free Cash Flow (net cash provided by operating activities less capital expenditures). “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended September 30, 2022
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax (Benefit) Expense	Net Earnings (Loss)	Diluted Earnings (Loss) per Share
GAAP Results	$505,535	$37,077	$14,333	$20,111	$(5,778)	$(0.10)
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	42,059	42,059	(263)	42,322	0.72
Acima acquired assets depreciation and amortization (1)	—	18,234	18,234	(114)	18,348	0.31
IT Asset disposals	—	1,278	1,278	(8)	1,286	0.02
Legal settlement	—	(533)	(533)	3	(536)	(0.01)
Store closure costs	—	216	216	(1)	217	—
Cost savings initiatives	—	172	172	(1)	173	—
Hurricane impacts	—	141	141	(1)	142	—
Other	—	52	52	—	52	—
Discrete income tax items	—	—	—	—	—	—
Non-GAAP Adjusted Results	$505,535	$98,696	$75,952	$19,726	$56,226	$0.94
(1)Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $3.9 million.

Table 13	Three Months Ended September 30, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Taxes	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$568,760	$67,146	$40,595	$19,328	$21,267	$0.31
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	42,829	42,829	6,383	36,446	0.53
Acima acquired assets depreciation and amortization (1)	888	34,121	34,121	5,086	29,035	0.43
Legal settlement reserves	—	7,250	7,250	1,081	6,169	0.09
Acima integration costs	—	3,958	3,958	590	3,368	0.05
Hurricane impacts	—	654	654	97	557	0.01
Acima transaction costs	—	225	225	34	191	—
State tax audit assessment reserves	—	161	161	24	137	—
Store closure costs	—	13	13	2	11	—
Debt refinancing charge	—	—	6,839	1,019	5,820	0.09
Discrete income tax items	—	—	—	(792)	792	0.01
Non-GAAP Adjusted Results	$569,648	$156,357	$136,645	$32,852	$103,793	$1.52
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation adjustment of approximately $0.9 million related to a step-up of estimated fair value under net book value for acquired lease merchandise.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 14	Three Months Ended September 30, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$71,999	$48,885	$996	$5,077	$(89,880)	$37,077
Plus: Amortization, Depreciation	4,629	439	182	35	7,513	12,798
Plus: Stock-based compensation	—	—	—	—	3,488	3,488
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	42,059	42,059
Acima acquired assets depreciation and amortization (1)	—	14,262	—	—	3,972	18,234
IT Asset disposals	—	—	—	—	1,278	1,278
Legal settlement	—	—	—	—	(533)	(533)
Store closure costs	216	—	—	—	—	216
Cost savings initiatives	—	—	—	—	172	172
Hurricane impacts	141	—	—	—	—	141
Other	—	—	—	—	52	52
Adjusted EBITDA	$76,985	$63,586	$1,178	$5,112	$(31,879)	$114,982
(1)Includes amortization of approximately $14.2 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $3.9 million.

Table 15	Three Months Ended September 30, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$109,272	$51,884	$2,285	$4,816	$(101,111)	$67,146
Plus: Amortization, Depreciation	4,792	570	130	24	8,319	13,835
Plus: Stock-based compensation	—	—	—	—	5,612	5,612
Plus: Special Items (Extraordinary, Unusual or Non-Recurring Gains or Charges)
Acima equity consideration vesting	—	—	—	—	42,829	42,829
Acima acquired assets depreciation and amortization (1)	—	30,150	—	—	3,971	34,121
Legal settlement reserves	—	—	—	—	7,250	7,250
Acima integration costs	—	3,699	—	—	259	3,958
Hurricane impacts	506	148	—	—	—	654
Acima transaction costs	—	—	—	—	225	225
State tax audit assessment reserves	—	—	—	—	161	161
Store closure costs	13	—	—	—	—	13
Adjusted EBITDA	$114,583	$86,451	$2,415	$4,840	$(32,485)	$175,804
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation adjustment of approximately $0.9 million related to a step-up of estimated fair value under net book value for acquired lease merchandise.

Reconciliation of net cash provided by operating activities to free cash flow:

Table 16	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Net cash provided by operating activities	$124,962	$75,686	$412,083	$326,204
Purchase of property assets	(18,541)	(20,475)	(49,436)	(45,876)
Free cash flow	$106,421	$55,211	$362,647	$280,328

Proceeds from sale of stores	27	3	35	3
Acquisitions of businesses	(358)	—	(775)	(1,273,542)
Free cash flow including acquisitions and divestitures	$106,090	$55,214	$361,907	$(993,211)